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                                                                   Exhibit 99.01

           VERITAS SOFTWARE CORPORATION CLOSES ISSUANCE OF ADDITIONAL $20 MILLION OF ITS 0.25% CONVERTIBLE SUBORDINATED NOTES DUE 2013

         MOUNTAIN VIEW, Calif., August 25, 2003 -- VERITAS Software Corporation (Nasdaq: VRTS) announced today the closing of the sale of an additional $20 million of its 0.25% convertible subordinated notes due in 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). The additional notes were sold as a result of the exercise by the initial purchasers of the notes of their option to purchase additional notes to cover over-allotments. As previously announced, the Company sold $500,000,000 of its 0.25% convertible subordinated notes to certain qualified institutional buyers on August 1, 2003.

         This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

         The securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.